UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 1, 2012

PDL BioPharma, Inc.

(Exact name of Company as specified in its charter)

000-19756
(Commission File Number)

Delaware	94-3023969
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation)

932 Southwood Boulevard
Incline Village, Nevada 89451
(Address of principal executive offices, with zip code)

(775) 832-8500
(Company's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On November 2, 2012, PDL BioPharma, Inc. (the Company) entered into a credit agreement (the Credit Agreement) with Wellstat Diagnostics, LLC (Borrower), under which the Company loaned to Borrower $40 million to be used by Borrower in connection with its development and commercialization of small point of care diagnostic systems that can perform a wide variety of tests targeting the clinical diagnostics market utilizing electrochemiluminescence technology. Borrower used $11.6 million of the $40 million borrowed to repay an existing $10 million credit facility between the Company and the holders of Borrower's equity interests.

The principal matures and is subject to repayment with a Specified IRR (as defined below) at the earliest of (a) the date of any sale of all or substantially all of the assets or intellectual property of Borrower; (b) December 31, 2017, if, as of such date, the consolidated revenue of Borrower for the fiscal year ended 2017 is less than a specified minimum; (c) December 31, 2021; and (d) any date upon which the aggregate amount of all payments made by Borrower under the Credit Agreement, including interest (including interest paid in kind and added to the principal balance) and any royalty payments (as explained below) but excluding payment or reimbursement of any fees, costs or expenses, equals the Specified IRR.

The Specified IRR is an amount equal to the sum of (i) the aggregate principal amount outstanding and (ii) such additional amount that would generate a specified internal rate of return to the Company in respect of the original principal amount as of the date of payment, taking into account the amount and timing of all payments made by Borrower under to the Credit Agreement. The specified internal rate of return used in the Specified IRR calculation depends on whether the date of repayment is on or before or after December 31, 2014, and is higher after December 31, 2014.

Outstanding principal under the Credit Agreement bears interest at the rate of 5.0% per annum, payable quarterly in arrears, in cash or paid-in-kind notes that add to the principal balance. Upon commercialization of Borrower's diagnostic systems, the Company will receive a low double digit royalty on Borrower's net revenues. The Company will continue to receive the royalties until maturity. No principal repayment shall occur until maturity without the Company's consent.

The obligations under the Credit Agreement are secured by a pledge of substantially all of the assets of Borrower and any of its subsidiaries and a pledge of all of Borrower's equity interests by the holders thereof.

The Credit Agreement contains customary affirmative covenants, including with respect to the provision of annual and quarterly reports, maintenance of property and insurance compliance with laws and contractual obligations and payment of taxes. The Credit Agreement also contains customary negative covenants, including restrictions on the incurrence of indebtedness, the granting of liens, making restricted payments and investments, entering into affiliate transactions and transferring assets.

The Credit Agreement also provides for a number of standard events of default, including payment, bankruptcy, covenant, representation and warranty and judgment defaults.

In this transaction, Borrower was represented by Frederick Frank, a Director of PDL, in his capacity as an investment banker with Peter J. Solomon Company. Mr. Frank recused himself from deliberations on this transaction and resigned from the Company's Board prior to the transaction's completion. Peter J. Solomon Company was paid a fee by Borrower, for which Mr. Frank will receive compensation.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2012, Fred Frank, the lead director of the Company since August 2009, notified the Company that he would resign from the Board of Directors and its committees effective immediately. The Company's Board of Directors has requested, and Mr. Frank has agreed, to continue as a special advisor to the Board. Mr. Frank has over 50 years of experience on Wall Street and has been involved in numerous financings and merger and acquisition transactions. The Company values Mr. Frank's extensive connections within the pharmaceutical and biotech industry sectors and investment community.

The Company thanks Mr. Frank for his many contributions to date and welcomes him to his new and important role of Board Advisor.

Item 8.01 Other Events.

On November 5, 2012, the Company issued a press release announcing its execution of the Credit Agreement and Mr. Frank's departure. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Cautionary Statements

This filing, the press release and the Company's statements herein and in the attached press release include and constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could impair the Company's royalty assets or business and limit the Company's ability to pay dividends, purchase revenue generating assets and take other corporate actions are disclosed in the “Risk Factors” contained in the Company's 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2012, and updated by subsequent quarterly filings. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDL BIOPHARMA, INC.
(Company)

By:	/s/ John P. McLaughlin
John P. McLaughlin
President and Chief Executive Officer

Dated: November 5, 2012

 EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release